Exhibit 99.7
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LCP EDGE INTERMEDIATE, INC.
The following discussion and analysis of LCP Edge Intermediate Inc.’s financial condition and results of operations should be read in conjunction with LCP Edge Intermediate Inc.’s consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause LCP Edge Intermediate Inc.’s results to differ materially from those expressed or implied by such forward-looking statements. Unless the context otherwise requires, references to “HydraFacial”, “we”, “us”, and “our” in this section are intended to mean the business and operations of LCP Edge Intermediate, Inc. and its consolidated subsidiaries.
Overview
Founded in 1997, HydraFacial is a category-creating beauty health company. Its offerings in skin care and scalp health occupy a position at the intersection of medical aesthetics and traditional skin and personal care products. HydraFacial treatments are convenient, affordable, personalized and have demonstrated effectiveness. HydraFacial distributes its products in 87 countries through multiple channels including day spas, hotels, dermatologists, plastic surgeons and beauty retail.
HydraFacial’s business model has two predominant revenue streams: Delivery Systems (as defined below) and Consumables (as defined below). Delivery Systems are purchased up-front. Consumable single- and multi-use serums, tips and boosters or “Consumables” to provide treatments using our Delivery Systems are purchased on a recurring basis. The expansion of the number of Delivery Systems installed increases the foundation for future revenue by creating a larger base to drive consumable sales. We believe that as the installed base grows and Delivery Systems become more productive, recurring revenue will grow to become a larger share of the business.
HydraFacial has more than tripled Net Sales from $48 million for the year ended December 31, 2016 to $166 million for the year ended December 31, 2019, growing its footprint both in the US and internationally. Net sales decreased in 2020 as a result of COVID-19 restrictions, but have rebounded since the onset of the pandemic, as Net sales increased $15.0 million, or 46.1%, for the three months ended March 31, 2021 when compared with the Net sales for the three months ended March 31, 2020. Financial metrics we use to track our goals include revenue growth, adjusted gross profit and Adjusted EBITDA. For a definition of Key Performance Indicators (“KPIs”) see the section titled “—Key Operational and Business Metrics”.
Recent Developments
Impact of the COVID-19 Pandemic
The COVID-19 pandemic has had, and we expect will continue to have adverse impacts on our business. As government authorities around the world continue to implement significant measures intended to control the spread of the virus and institute restrictions on commercial operations, while at the same time implementing multi-step policies with the goal of re-opening certain markets, we are working to ensure our compliance while also maintaining business continuity for essential operations in our facilities.
The COVID-19 pandemic caused us to experience several adverse impacts primarily in the first and second quarters of fiscal year 2020, including extended sales cycles to close new orders for our products, delays in shipping and installing orders due to closed facilities and travel limitations and delays and failures in collecting accounts receivable. The rapid development and uncertainty of the impacts of the COVID-19 pandemic precludes any prediction as to the ultimate adverse impact of the COVID-19 pandemic on our business. However, the COVID-19 pandemic, and the measures taken to contain it, present material uncertainty and risk with respect to our performance and financial results. In particular, closure of providers, restrictions on performing personal services, consumer perceptions about the safety of HydraFacial’s services, disruption in the supply chain of raw materials and components, and inefficiencies in the manufacturing of products due to social distancing and hygiene protocols. Disruptions in the capital markets as a result of the COVID-19 pandemic may also adversely affect our business if these impacts continue for a prolonged period and we need additional liquidity.

During the year ended December 31, 2020, we took and may continue to take, actions to mitigate the impact of the COVID-19 pandemic on our cash flow and results of operations and financial condition. Starting in April 2020, after the government mandated shutdowns, we experienced a significant decline in sales during the second quarter of 2020 and took certain corrective measures. HydraFacial furloughed a majority of its workforce and went through a restructuring process, which included the write-off of certain product lines, and costs incurred for assistance provided by third-party consultants to assist in managing the downturn. Subsequent to the downturn experienced during the second quarter of 2020, our revenues increased, and we returned to having positive Adjusted EBITDA in the latter half of 2020. This trend continued into the first quarter of 2021. We are currently managing the variable portion of our cost structure to better align with revenue, including external marketing spend, which was significantly reduced during the downturn and during the first quarter of 2021. Additionally, many of our furloughed employees have returned to work.
Business Combination and Public Company Costs
On May 4, 2021 (the “Closing Date”), HydraFacial consummated the previously announced Business Combination pursuant to that certain Merger Agreement, dated December 8, 2020 (the “Merger Agreement”) with Vesper Healthcare Acquisition Corp. (“Vesper"), pursuant to which Vesper acquired, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries. Upon closing, the combined entity was renamed the Beauty Health Company (“BeautyHealth”) and trades on the Nasdaq Capital Market under the ticker symbol “SKIN”.
Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid to the HydraFacial stockholders in connection with the Business Combination was approximately $975.0 million less HydraFacial’s net indebtedness as of the Closing Date, transaction expenses, and net working capital relative to a target. In connection with the transaction, all of HydraFacial’s existing debt under its credit facilities were repaid and the note receivable from its stockholder was settled.
The merger consideration included both cash consideration and consideration in the form of newly issued Class A Common Stock. The aggregate cash consideration paid to the former HydraFacial stockholders at the Closing was approximately $368.0 million, consisting of the Vesper’s cash and cash equivalents as of the closing of the Business Combination including proceeds of $350.0 million from Vesper’s Private Placement of an aggregate of 35,000,000 shares of Class A Common Stock, and approximately $433.0 million of cash available to Vesper from the trust account that held the proceeds from Vesper’s initial public offering (the "Trust Account") after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by Vesper’s public stockholders, minus approximately $224.0 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94.0 million of transaction expenses of HydraFacial and Vesper, minus $100.0 million. The remainder of the consideration paid to the HydraFacial stockholders consisted of 35,501,743 newly issued shares of Class A Common Stock. The foregoing consideration paid to the HydraFacial stockholders may be further increased by amounts payable as earn-out shares of Class A Common Stock pursuant to the terms of the Merger Agreement.
Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vesper was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following:
•HydraFacial’s existing shareholders were expected to have the largest minority interest of the voting power in the combined entity under the minimum and maximum redemption scenarios;
•HydraFacial’s operations prior to the acquisition comprise the only ongoing operations of the combined entity;
•HydraFacial senior management were retained and compose the majority of the senior management of the combined entity;
•HydraFacial’s relative valuation and results of operations compared to Vesper; and
•pursuant to the Investor Rights Agreement, HydraFacial was given the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the transactions.

Consideration was given to the fact that Vesper paid a purchase price consisting of a combination of cash and equity consideration and its shareholders would have significant voting power. However, based on the aforementioned factors of management, board representation, largest minority shareholder, and the continuation of the HydraFacial business as well as size it was determined that accounting for the Business Combination as a reverse recapitalization was appropriate. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of HydraFacial with the acquisition being treated as the equivalent of HydraFacial issuing stock for the net assets of Vesper, accompanied by a recapitalization. The net assets of Vesper were stated at historical cost, with no goodwill or other intangible assets recorded.
Following the consummation of the Business Combination, we became an SEC-registered and NASDAQ-listed company, which requires us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.
Factors Affecting Our Performance
Market Trends
HydraFacial is a pioneer in the attractive and growing beauty health industry and there are several emerging market trends that we believe will play a key role in shaping the future of this industry. Recent growth in the skincare industry has been driven by an emphasis on skincare rather than cosmetics and HydraFacial is poised to capture a larger share of wallet from consumers. Further, HydraFacial’s market research conducted in 2019 demonstrated that consumers are increasingly willing to spend on high-end beauty health products. To the extent disposable income grows, we expect impacts of this trend to be amplified. We believe these favorable market trends will continue and strengthen going forward.
Demographics
HydraFacial benefits from a large, young and diverse customer base and the ability to serve a large percentage of the population given that HydraFacial’s patented technology addresses all skin, regardless of type, age or gender. At the intersection of the medical and consumer retail markets, the large potential customer base should provide significant upside to drive topline growth. HydraFacial over indexes with males, significantly increasing the Total Addressable Market (TAM) compared to peers and the mix of male customers is growing at two times the rate of female customers. HydraFacial customers are young; approximately 50% of HydraFacial customers are Millennials, and approximately 30% of HydraFacial’s beauty retail customers are under the age of 24. As the Millennial and Gen Z consumers age, they appear to be taking skincare more seriously and willing to invest in premium treatments, such as those offered by HydraFacial.
Marketing
Effective marketing is vital to our ability to drive growth. We plan to further our successful demand- generating activities through educational campaigns that focus on our brand, values, and quality, as well as enhancing our digitally integrated media campaigns.
Innovation
Our strategy involves innovating our current product offering while also diversifying into attractive adjacent categories where we can leverage our strengths, capabilities and community. We intend to maintain investment in research and development to stay at the forefront of cutting-edge technology.
Technology
Our investments in technology enhance the HydraFacial experience for consumers while capturing valuable and leverageable data. As we expand our capabilities, we hope to enable the world’s largest skin health database. We believe this data will allow us to drive habituation by enhancing personalization, access, trend identification and consumer education.

Geographic Expansion
HydraFacial’s recent growth has been driven in part by our international strategy. 35.7% of HydraFacial’s total revenue during the first quarter of fiscal year 2021 came from outside the United States and Canada. Our diverse distribution channels create a significant opportunity within our existing retail and wholesale channels, as well as new locations abroad. We plan to expand our global footprint, building out our team and infrastructure for further penetration across Asia, Europe and Latin America.
Key Operational and Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions:

	Three months ended March 31,
(dollars in millions)	2021	2020
Delivery Systems Net Sales	$25.6	$14.1
Consumables Net Sales	$21.9	$18.4
Total Net Sales	$47.5	$32.5
Consolidated Gross Profit	$31.7	$18.9
Consolidated Gross Margin	66.7%	58.2%
Net Loss	$(3.3)	$(9.1)
Adjusted EBITDA	$7.0	$(2.1)
Adjusted EBITDA Margin	14.8%	(6.4)%
Adjusted Gross Profit	$34.3	$21.6
Adjusted Gross Margin	72.2%	66.3%
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that our management uses to assess our operating performance. See the section titled “Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin” for information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss.
Adjusted Gross Profit and Adjusted Gross Margin
We use Adjusted Gross Profit and Adjusted Gross Margin to measure our profitability and ability to scale and leverage the costs of our Delivery Systems and Consumables sales. See the section titled “Non-GAAP Financial Measures—Adjusted Gross Profit and Adjusted Gross Margin” for information regarding our use of Adjusted Gross Profit and a reconciliation of Adjusted Gross Profit to gross profit.
Components of our Results of Operations
Net Sales
Net sales consists of the sale of products to retail and wholesale customers through e-commerce and distributor sales. HydraFacial generates revenue through manufacturing and selling HydraFacial and Perk Delivery Systems (“Delivery Systems”). In conjunction with the sale of Delivery Systems, HydraFacial also sells its serum solutions and consumables (collectively “Consumables”). Consumables are sold solely and exclusively by HydraFacial and are available for purchase separately from the purchase of Delivery Systems. For both Delivery Systems and Consumables, revenue is recognized upon transfer of control to the customer, which generally takes place at the point of shipment.

Cost of Sales
HydraFacial’s cost of sales consists of Delivery System and Consumables product costs, including the cost of materials, labor costs, overhead, depreciation and amortization of developed technology, shipping and handling costs, and the costs associated with excess and obsolete inventory. As we launch new products and expand our presence internationally, we expect to incur higher cost of sales as a percentage of sales because we have not yet achieved economies of scale with these items.
Operating Expenses
Selling and Marketing
Selling and marketing expense consists of personnel-related expenses, sales commissions, travel costs, and advertising expenses incurred in connection with the sale of our products. We intend to continue to invest in our sales and marketing capabilities in the future and expect this expense to increase in absolute dollars in future periods as we release new products, grow our global footprint, and drive consumer demand in the ecosystem. Selling and marketing expense as a percentage of total revenue may fluctuate from period to period based on total revenue and the timing of our investments in our sales and marketing functions as these investments may vary in scope and scale over future periods.
Research and Development
Research and development expense primarily consists of personnel-related expenses, tooling and prototype materials, technology investments, and other expenses incurred in connection with the development of new products and internal technologies. We expect our research and development expenses to increase in absolute dollars in future periods and vary from period to period as a percentage of total revenue, as HydraFacial plans to continue to innovate and invest in new technologies and to enhance existing technologies to fuel future growth as a category creator.
General and Administrative
General and administrative expenses include personnel-related expenses, professional fees, credit card and wire fees and facilities-related costs primarily for our executive, finance, accounting, legal, human resources, and IT functions. General and administrative expense also includes fees for professional services principally comprising legal, audit, tax and accounting services and insurance.
We expect to continue to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations expenses, and professional services. In addition, we expect to continue to incur additional IT expenses as we scale HydraFacial and enhance our ecommerce, digital and data utilization capabilities. As a result, we expect that our general and administrative expenses will increase in absolute dollars in future periods and vary from period to period as a percentage of revenue.
Other Expense
Other expense consists of interest expense and foreign currency transaction gains and losses. Foreign currency transaction gains and losses are generated by settlements of intercompany balances and invoices denominated in currencies other than the reporting currency. We expect Other expense to increase in absolute dollars as HydraFacial grows internationally and obtains more financing to support such growth. Other expense as a percentage of revenue will fluctuate period to period along with interest rates, exchange rates and other factors not related to normal business operations.
Income Tax Benefit
The provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business.

Results of Operations
The following tables set forth our consolidated results of operations in dollars and as a percentage of total revenue for the periods presented. The period-to- period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the three months ended March 31, 2021 and 2020 have been derived from the interim consolidated financial statements included elsewhere in this Current Report on Form 8-K.
Comparison of the three months ended March 31, 2021 and 2020

	Three months ended March 31,
(in millions)	2021	% of Net Sales	2020	% of Net Sales
Consolidated Statements of Comprehensive Loss Data:
Net sales	$47.5	$100.0	$32.5	$100.0
Cost of sales	15.8	33.3	13.6	41.8
Gross profit	31.7	66.7	18.9	58.2
Operating expenses
Selling and marketing	17.1	36.0	17.7	54.5
Research and development	1.5	3.2	1.4	4.3
General and administrative	10.8	22.5	7.2	22.1
Total operating expenses	29.4	61.7	26.3	80.9
Income (loss) from operations	2.4	5.0	(7.4)	(22.8)
Other expense, net	6.0	12.6	4.3	13.3
Loss before provision for income tax	(3.6)	(7.6)	(11.7)	(36.0)
Income tax benefit	(0.3)	(0.6)	(2.6)	(8.0)
Net loss	$(3.3)	$(7.0)	$(9.1)	$(28.0)
Net Sales

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
Net sales
Delivery Systems	$25.6	$14.1	$11.5	81.6%
Consumables	21.9	18.4	3.5	18.5%
Total net sales	$47.5	$32.5	$15.0	46.2%
Percentage of net sales
Delivery Systems	53.9%	43.4%
Consumables	46.1%	56.6%
Total	100.0%	100.0%
Total net sales for the three months ended March 31, 2021 increased $15.0 million, or 46.2%, compared to the three months ended March 31, 2020. Delivery System sales for the three months ended March 31, 2021 increased $11.5 million, or 81.6%, compared to the three months ended March 31, 2020. Delivery Systems units sold for the three months ended March 31, 2021 increased primarily due to both domestic and international growth as sales productivity improved despite the impact of the COVID-19 pandemic. Similarly, Consumables sales for the three months ended March 31, 2021 increased $3.5 million, or 18.5%, compared to the three months ended March 31, 2020. The increase in Consumables sales was primarily attributable to rebounding sales volume following the COVID-19 pandemic, as domestic and international stay-at-home orders were lifted and commercial operations were allowed to resume with social distancing restrictions during the three months ended March 31, 2021.

Cost of Sales, Gross Profit, and Gross Margin

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
Cost of sales	$15.8	$13.6	$2.2	16.2%
Gross profit	$31.7	$18.9	$12.8	67.7%
Gross margin	66.7%	58.2%
Cost of sales increased 16.2% driven by increased sales volume and a shift in the product mix to HydraFacial Delivery Systems, which have higher costs and lower margins. Gross margin increased from 58.2% during the three months ended March 31, 2020 to 66.7% during the three months ended March 31, 2021. The increase in gross margin was primarily driven by an increase of 46.1% in the overall sales volume coupled with lower overhead allocation due to reduced headcount as a result of the COVID-19 pandemic in the three months ended March 31, 2021 compared to that of the prior year.
Operating Expenses
Selling and Marketing

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
Selling and marketing	$17.1	$17.7	$(0.6)	(3.4)%
As a percentage of total net sales	36.0%	54.5%
Selling and marketing expense for the three months ended March 31, 2021 decreased $0.6 million, or 3.4%, compared to the three months ended March 31, 2020. The decrease was due to lower marketing spend related to the decision to delay marketing programs until COVID-19 restrictions were lifted and markets reopened, partially offset by an increase in sales commissions and personnel-related expense of $2.9 million.
Research and Development

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
Research and development	$1.5	$1.4	$0.1	7.1%
As a percentage of total net sales	3.2%	4.3%
Research and development expense for the three months ended March 31, 2021 increased $0.1 million, or 7.1%, compared to the three months ended March 31, 2020. The increase was primarily due to increased expenses related to investments in new skincare treatment technologies of $0.8 million, partially offset by reductions in salary and benefits expense of $0.5 million and professional services fees of $0.1 million due to reductions in headcount and delayed projects related to the COVID-19 pandemic.
General and Administrative

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
General and administrative	$10.8	$7.2	$3.6	50.3%
As a percentage of total net sales	22.5%	22.2%
General and administrative expense for the three months ended March 31, 2021 increased $3.6 million, or 50.3%, compared to the three months ended March 31, 2020. The increase was primarily driven by an increase in personnel-related costs of $2.3 million incurred as we continue to scale, as well as by increases in transaction costs of $0.7 million incurred in connection with the Business Combination and accounting fees of $0.7 million.

Other (Income) Expense, Net and Income Tax Provision

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
Other expense	6.0	4.3	1.7	39.5
Income tax benefit	(0.3)	(2.6)	2.3	(88.5)
Other expense was $6.0 million for the three months ended March 31, 2021 compared to $4.3 million for the three months ended March 31, 2020. The increase in other expense, net, was primarily due to an increase of $1.5 million in interest expense related to increased borrowings on the term loans and line of credit in 2020 and in the three months ended March 31, 2021 in order to fund greater working capital needs. Income tax benefit decreased for the three months ended March 31, 2021 from the three months ended March 31, 2020 primarily due to a decrease in net loss.
Liquidity and Capital Resources
Our operations have been funded primarily through cash flow from operating activities and net proceeds from our revolving facility and term loans. As of March 31, 2021, we had cash and cash equivalents of approximately $14.1 million.
We believe our existing cash and cash equivalent balances (including the cash consideration received from the consummation of the Business Combination), cash flow from operations and future amounts available for borrowing under an anticipated revolving facility will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and amount of spending on research and development, growth in sales and marketing activities, the timing of new product launches, timing and investments needed for international expansion, expansion, potential acquisitions and overall economic conditions. We expect capital expenditures of up to $15.0 million for the year ended December 31, 2021. We anticipate using cash from the Business Combination and cash generated through the normal course of operations to fund these items.
To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. The inability to raise capital would adversely affect our ability to achieve our business objectives.
See Note 7 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for more information on our indebtedness prior to the consummation of the Business Combination. Subsequent to March 31, 2021, as part of the Business Combination, during May 2021 we repaid our indebtedness in full.

Cash Flow Summary

	Three months ended March 31,
(in millions)	2021	2020
Cash and cash equivalents at beginning of period	$9.4	$7.3
Operating activities:
Net loss	(3.3)	(9.1)
Non-cash adjustments	5.5	7.1
Changes in working capital	(0.9)	(3.1)
Net cash flows from (used in) operating activities	1.3	(5.1)
Net cash flows used in investing activities	(1.0)	(2.2)
Net cash flows from financing activities	4.4	6.1
Net change in cash and cash equivalents	4.7	(1.2)
Cash and cash equivalents at end of period	$14.1	$6.1
Operating Activities
Net cash from operating activities of $1.3 million for the three months ended March 31, 2021 was primarily due to non-cash adjustments of $5.5 million, offset by a net loss of $3.3 million and a decrease in the net change in working capital of $0.9 million. The non-cash adjustments are primarily related to depreciation and amortization expense of $3.6 million and payment-in-kind interest of $2.2 million. This was offset by net changes in working capital, driven by an increase in receivables of $8.5 million, offset by an increase of $5.0 million and $3.1 million in accrued payroll and other expenses and accounts payable, respectively, to support overall business growth.
Net cash used in operating activities of $5.1 million for the three months ended March 31, 2020 was primarily due to the net loss of $9.1 million. The net loss was partially offset by non-cash adjustments of $7.1 million and a decrease in the net change in working capital of $3.1 million. The non-cash adjustments primarily related to depreciation and amortization expense of $3.5 million. The change in net operating assets and liabilities was primarily due to an increase of income taxes receivable and inventory of $3.4 million and $3.1 million, respectively, and a decrease in accounts receivable, prepaid expenses, and income taxes payable of $5.2 million, $1.2 million and $2.3 million respectively.
Investing Activities
Cash used in investing activities for the three months ended March 31, 2021 of $1.0 million was primarily related to capital expenditures for property and equipment of $0.8 million.
Cash used in investing activities for the three months ended March 31, 2020 of $2.2 million was primarily related to capital expenditures for property and equipment of $2.1 million.
Financing activities
Net cash from financing activities of $4.4 million for the three months ended March 31, 2021 was primarily related to proceeds from borrowings under the revolving credit facility of $5.0 million, offset by $0.6 million in debt repayments and transaction costs.
Net cash from financing activities of $6.1 million for the three months ended March 2020 was primarily related to proceeds from the revolving facility of $6.5 million, offset by debt repayments of $0.4 million.

Contractual Obligations
As of March 31, 2021, our contractual obligations were as follows:

	Payments due by period
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations:
Term loan borrowings*	$219.3	$1.7	$217.6	$—	$—
Estimated interest obligations**	20.7	12.6	8.1	—	—
Operating lease obligations***	9.9	2.6	4.5	2.8	—
Salesforce commitments****	4.3	1.2	2.4	0.7	—
*     All term loan borrowings were repaid in connection with the Business Combination. Amounts include principal and PIK interest.
**     The interest obligations are estimated using the Company’s effective rate as of March 31, 2021, less the fixed PIK interest rate of 2% and outstanding principal on the Term Loan as of March 31, 2021. Subsequent to March 31, 2021, the PIK interest was paid in full.
***     Amounts include payments for related party and non-related party leases.
****     Amounts include payments for software license agreements.
For the three months ended March 31, 2021, there have been no material changes to our significant contractual obligations as previously disclosed in the proxy statement related to the Business Combination. As stated above, as part of the Business Combination, we repaid our indebtedness in full.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of March 31, 2021.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. In preparing the consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, stockholders’ equity/deficit, revenue, expenses, and related disclosures. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions. The critical accounting policies that reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements include those noted below.
Revenue Recognition
We elected to adopt the new revenue recognition standard using the full retrospective method as of January 1, 2019. The adoption of the new standard did not have a significant effect on earnings or on the timing of our transactions and, therefore, the effect of applying the new guidance was not material. As such, there were no adjustments to the prior periods. In accordance with ASU 2014-09, we determine the amount of revenue to be recognized through application of the following steps:
•Identify the customer contract;
•Identify the performance obligations in the contract;
•Determine the transaction price;
•Allocate the transaction price to the performance obligations in the contract; and
•Recognize revenue as the performance obligations are satisfied.

Stock-Based Compensation
During 2020, LCP granted incentive units (the “Incentive Units”) for certain members of our management pursuant to the LCP limited liability company agreement (the “LCP LLC Agreement”). The Incentive Units were intended to constitute profits interests and were granted for purposes of enabling such individuals to participate in our long-term growth and financial success and were issued in exchange for services to be performed. All of the Incentive Units immediately vest upon a Qualified Sale that constitutes a Change of Control (each as defined in the LCP LLC Agreement). We record share-based compensation expense for the Incentive Units as it has been determined that the economic interest holder, LCP, has made a capital contribution to us and we will make share-based payments to our employees in exchange for services rendered. We measure share-based compensation costs at the respective grant dates, based on the fair value of the award and recognizes the expenses on a straight-line basis over the requisite service period.
We estimate the fair value of the Incentive Units using a Monte Carlo simulation model. The Monte Carlo simulation model is dependent on the estimated fair value of the equity of LCP, which is a significant estimate. We determine the estimated fair value of our equity, with the assistance of a third-party valuation firm, as of the grant date of the Inventive Units using a combination of discounted cash flows, a public company guideline approach, and based on comparable observable acquisitions.
For units that vest upon the achievement of a performance condition and market condition (“Performance Vesting Units”), stock-based compensation expense is recognized upon the achievement of the performance condition. The Performance Vesting Units vest based on the achievement of certain financial performance targets upon the consummation of a Qualified Sale of HydraFacial in connection with a Change of Control (each as defined in the LCP LLC Agreement). The awards are also subject to the grantee being continuously employed by HydraFacial through the vesting date. A change in control event is not deemed probable until consummated. As of March 31, 2021, achievement of the performance condition was not probable. Forfeitures are recognized as incurred. Due to the consummation of the Business Combination, the performance condition was achieved and the Performance Vesting Units vested. See Note 10 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for more information.
Goodwill
Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but is evaluated for impairment annually or more frequently if indicators of impairment are present or changes in circumstances suggest that impairment may exist. We have one reporting unit and management evaluates the carrying value of HydraFacial’s goodwill annually at the end of its fiscal year or whenever events or changes in circumstances indicate that an impairment may exist.
When testing goodwill for impairment, we have the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis to determine if it is necessary to perform a quantitative goodwill impairment test. In performing our qualitative assessment, we consider the extent to which unfavorable events or circumstances identified, such as changes in economic conditions, industry and market conditions or company specific events, could affect the comparison of the reporting unit’s fair value with its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we are required to perform a quantitative impairment test.
Quantitative impairment testing for goodwill is based upon the fair value of a reporting unit as compared to its carrying value. Under a quantitative impairment test, we will make certain judgments and assumptions in allocating assets and liabilities to determine carrying values for our reporting unit. The impairment loss recognized would be the difference between a reporting unit’s carrying value and fair value in an amount not to exceed the carrying value of the reporting unit’s goodwill.

Testing goodwill for impairment requires us to estimate fair values of reporting units using significant estimates and assumptions. The assumptions made will impact the outcome and ultimate results of the testing. We will use industry accepted valuation models and set criteria that are reviewed and approved by various levels of management and, in certain instances, we will engage independent third-party valuation specialists for advice.
The key estimates and factors used in the valuation models would include revenue growth rates and profit margins based on our internal forecasts, our specific weighted-average cost of capital used to discount future cash flows, and comparable market multiples for the industry segment, when applicable, as well as our historical operating trends. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in actual and expected consumer consumption and demands, could result in changes to these assumptions and judgments. A revision of these assumptions could cause the fair values of the reporting units to fall below their respective carrying values, resulting in a non-cash impairment charge. Such charge could have a material effect on the consolidated financial statements.
We performed a qualitative assessment as of December 31, 2020, based on which we determined that there is no indication of goodwill impairment. During the second quarter of 2020, our business was substantially impacted by the COVID-19 pandemic, which subsequently recovered and returned to having positive Adjusted EBITDA during the 3rd quarter of 2020. We evaluated our goodwill for impairment during the second quarter of 2020, and as a result of that assessment, concluded that our goodwill was not impaired.
Intangible Assets
Intangible assets are composed of developed technology, customer relationships and trademarks. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset. We assess the impairment of intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If necessary, we will use an industry accepted valuation model to estimate the fair value of the intangible assets. The fair value calculation requires significant judgments in determining both the assets’ estimated cash flows potentially the appropriate discount and royalty rates applied to those cash flows to determine fair value. Variations in economic conditions or a change in general consumer demands, operating results estimates or the application of alternative assumptions could produce significantly different results. If these assumptions differ materially from future results, we may record impairment charges in the future.
Inventories
Inventories are stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. Obsolete inventory or inventory in excess of management’s estimated usage is written-down to its estimated net realizable value. Inherent in the net realizable value are management’s estimates related to economic trends, future demand for products, and technological obsolescence of our products.
Income Taxes
We use the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized. Significant judgement is required to determine if a valuation allowance is needed. As of December 31, 2020, HydraFacial had incurred cumulative pre-tax losses, and as a result, does not rely on its projections as a source of income that would give us the ability to realize our deferred tax assets. In order to determine the realizability of our deferred income tax assets, we have pointed to the reversal of our taxable temporary differences as a source of income that will result in the realization of our deferred income tax assets. During the year ended December 31, 2020, and due to the pre-tax loss recorded, we began to accrue for a valuation allowance for the portion of deferred income tax assets that will not be realized through the reversal of taxable temporary differences.
Our policy for accounting for uncertainty in income taxes requires the evaluation of tax positions taken or expected to be taken in the course of the preparation of tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Reevaluation of tax positions considers factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit or expiration of statute of limitation and new audit activity.
We recognized interest accrued and penalties related to unrecognized tax benefits in our income tax expense.
Recent Accounting Pronouncements
See Note 2 of the notes to our consolidated financial statements in the section titled “—Recently Issued Accounting Pronouncements” in our Note 2 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for a discussion about new accounting pronouncements adopted and not yet adopted.
Quantitative and Qualitative Disclosure About Market Risk
Interest Rate Risk
We had cash and cash equivalents of approximately $14.1 million as of March 31, 2021. We do not enter into investments for trading or speculative purposes. We have not been exposed, nor do we anticipate being exposed to material risks due to changes in interest rates. Subsequent to March 31, 2021, we repaid our indebtedness in full.
Foreign Currency Risk
To date, all of our inventory purchases have been denominated in U.S. dollars. Our international sales are primarily denominated in foreign currencies and any unfavorable movement in the exchange rate between U.S. dollars and the currencies in which we conduct sales in foreign countries could have an adverse impact on our revenue. A portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies, which are also subject to fluctuations due to changes in foreign currency exchange rates.
While we are not currently contractually obligated to pay increased costs due to changes in exchange rates, to the extent that exchange rates move unfavorably for our suppliers, they may seek to pass these additional costs on to us, which could have a material impact on our gross margins. Our operating results and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. However, we believe that the exposure to foreign currency fluctuation from operating expenses is relatively small at this time as the related costs do not constitute a significant portion of our total expenses. As of March 31, 2021, the effect of a hypothetical 10% change in foreign currency exchange rates would not have had a material impact to our consolidated results of operations.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

Internal Control Over Financial Reporting
Evaluation of Disclosure Controls and Procedures
A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
In connection with the audit of our combined financial statements as of and for the years ended December 31, 2020 and 2019, we identified certain material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
These material weaknesses are related to our general segregation of duties, including the review and approval of journal entries, our lack of sufficient accounting resources and the lack of a formalized risk assessment process. These material weaknesses may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures and complex accounting matters, on a timely basis.
We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:
•We are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes.
•We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate.
•We are designing and implementing information technology and application controls in our financially significant systems to address our relative information processing objectives.
•We are developing a comprehensive risk assessment process and a plan to respond to those risks.
While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.
Non-GAAP Financial Measures
In addition to HydraFacial’s results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, and Adjusted Gross Margin, for purposes of evaluating HydraFacial’s ongoing operations and for internal planning and forecasting purposes. HydraFacial believes that these non-GAAP operating measures, when reviewed collectively with HydraFacial’s GAAP financial information, provide useful supplemental information to investors in assessing HydraFacial’s operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that HydraFacial’s management uses to assess its operating performance. Because Adjusted EBITDA and Adjusted EBITDA Margin facilitates internal comparisons of HydraFacial’s historical operating performance on a more consistent basis, HydraFacial uses these measures for business planning purposes.
HydraFacial also believes this information will be useful for investors to facilitate comparisons of its operating performance and better identify trends in its business. HydraFacial expects Adjusted EBITDA Margin to increase over the long-term as it continues to scale its business and achieve greater leverage in its operating expenses.
HydraFacial calculates Adjusted EBITDA as net income (loss) adjusted to exclude: other (income), net; interest expense; provision (benefit) for income taxes; depreciation and amortization expense; stock-based compensation expense; and one-time or non-recurring items such as transaction costs (including the costs incurred in the Business Combination), non-recurring legal fees associated with certain actions to defend its intellectual property, manufacturing and freight costs related to inefficiencies due to capacity constraints prior to moving into its new warehouse and assembly facility in December 2019, restructuring costs associated with COVID-19, Management Fees incurred from its private equity owners; and Foreign Currency (gain) loss.
The following table reconciles HydraFacial’s net income (loss) to Adjusted EBITDA for the periods indicated:

	Three months ended March 31,
Unaudited (in thousands)	2021	2020
Net loss	$(3,274)	$(9,070)
Adjusted to exclude the following:
Depreciation and amortization expense	3,644	3,501
Stock-based compensation expense	34	26
Interest expense	5,699	4,150
Income tax benefit	(306)	(2,614)
Other expense (income)	7	(5)
Foreign currency loss, net	256	203
Management fees (1)	127	530
COVID-19 related costs (2)	—	110
Transaction related costs (3)	746	663
Other non-recurring and one-time fees (4)	87	432
Adjusted EBITDA	$7,020	$(2,074)
Adjusted EBITDA Margin	14.8%	(6.4)%
(1) Represents quarterly management fees paid to the majority shareholder of HydraFacial based on a pre- determined formula. Upon consummation of Business Combination, these fees will no longer be paid. Because these fees will not have an ongoing impact, they have been excluded from the calculation of Adjusted EBITDA.
(2) Such costs represent COVID-19 related restructuring cost including write-off of expired consumables, discontinued product lines, human capital and cash management consultant fees in relation to COVID-19 restructuring.
(3) Such amounts represent direct costs incurred with the Business Combination and to prepare HydraFacial to be marketed for sale by HydraFacial’s shareholders in previous periods. These costs do not have a continuing impact.
(4) Such costs primarily represent personnel costs associated with restructuring of HydraFacial’s salesforce and costs associated with former warehouse and assembly facility during the transition period offset by a legal settlement received in favor of HydraFacial.

Adjusted Gross Profit and Adjusted Gross Margin
HydraFacial uses Adjusted Gross Profit and Adjusted Gross Margin to measure its profitability and ability to scale and leverage the costs of its Delivery Systems (as defined below) and Consumables sales (as defined below). The continued growth of HydraFacial’s Delivery Systems installed will allow it to improve its Adjusted Gross Margin, as additional Delivery System units sold will increase our recurring Consumables revenue, which has higher margins.
HydraFacial uses Gross Profit and Gross Margin to measure its profitability and ability to scale and leverage the costs of its Delivery Systems and Consumables sales. HydraFacial believes Adjusted Gross Profit and Adjusted Gross Margin are useful measures to HydraFacial and to its investors to assist in evaluating its operating performance because it provides consistency and direct comparability with HydraFacial’s past financial performance and between fiscal periods, as the metric eliminates the effects of amortization and depreciation, which are non-cash expenses that may fluctuate for reasons unrelated to overall continuing operating performance. Adjusted Gross margin has been and will continue to be affected by a variety of factors, including the product mix, geographic mix, direct vs. indirect mix, the average selling price on Delivery Systems, and new product launches. HydraFacial expects its Adjusted Gross Margin to fluctuate over time depending on the factors described above.
The following table reconciles gross profit to Adjusted Gross Profit for the periods indicated:

	Three months ended March 31,
(in millions)	2021	2020
Net sales	$47,542	$32,536
Cost of sales	15,802	13,607
Gross profit	$31,740	$18,929
Gross margin	66.8%	58.2%
Adjusted to exclude the following:
Depreciation and amortization expense	$2,591	$2,639
Adjusted gross profit	$34,331	$21,568
Adjusted gross margin	72.2%	66.3%